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                               HARRISON LAW, P.A.
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Diane J. Harrison                               6860 Gulford Blvd. South No 162
Bar Admissions: Nevada and Florida              South Pasadena, Florida 33707
                                                Phone: (941) 723-7564
                                                Fax: (941) 531-4935
                                                E-mail: diane@harrisonlawpa.com

June 27, 2008


Board of Directors
Incoming, Inc.
8300 N. Hayden Road, Suite 207
Scottsdale, Arizona  85258

Re:  Registration Statement on Form S-1 of Incoming, Inc.

Dear Directors:

You have requested our opinion, in connection with a Registration Statement on Form S-1 (the "Registration Statement") to be filed by Incoming, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), as amended, as to the legality of the 25,000,000 shares (the "Shares") of common stock, par value $0.001 per share, of the Company which are being registered in the Registration Statement.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1.       Articles of Incorporation and any amendments thereto;
2.       Bylaws and any amendments thereto;
3. The Company's resolutions of the Board of Directors authorizing the issuance of shares;
4.       The laws of the State of Nevada and the United States of America; and
5. Such other documents and matters as we have deemed necessary to render the following opinion.

In rendering our opinion, we have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing our opinion.

Incoming, Inc.
April 27, 2008
Page 2 of 2




We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.


The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. This opinion letter is limited to the matters expressly stated herein and no opinions are to be implied or inferred beyond said matters.


Based upon the foregoing, it is our opinion that each outstanding share of Common Stock registered in this offering is legally issued, fully paid, and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution, and reported judicial decisions interpreting those laws.

We hereby consent to the discussion in the Registration Statement of this opinion, to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Experts" in the Registration Statement.

Sincerely,

/s/DIANE J. HARRISON
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DIANE J. HARRISON